                                                                    EXHIBIT 12.1

                 HISTORICAL RATIO OF EARNINGS TO FIXED CHARGES


                                               YEAR ENDED DECEMBER 31,                      SIX MONTHS ENDED JUNE 30,
                            -------------------------------------------------------------   -------------------------
                              1991        1992        1993         1994          1995          1995          1996
                            ---------   --------   ----------   -----------   -----------   -----------   -----------
Net earnings (loss) before
  income taxes,
  extraordinary item and
  warrant accretion........ $(330,500)  $327,379   $1,564,603   $ 4,498,632   $10,803,642   $ 4,086,332   $10,183,853
Provision for income
  taxes....................        --         --      626,000     1,710,000     4,103,000     1,553,000     3,972,000
                             --------    -------    ---------    ----------    ----------    ----------    ----------
Add fixed charges:
  Cost of borrowings.......    85,757    442,574    1,377,689     4,034,368    10,754,083     4,367,227     9,670,942
  One third of rentals.....     3,811     24,063       71,830       149,170       258,586       108,267       228,738
                             --------    -------    ---------    ----------    ----------    ----------    ----------
      Total fixed
         charges...........    89,568    466,637    1,449,519     4,183,538    11,012,669     4,475,494     9,899,680
                             --------    -------    ---------    ----------    ----------    ----------    ----------
Total net earnings,
  provision
  for income taxes and
  fixed
  charges "earnings"(1).... $(240,932)  $794,016   $3,640,122   $10,392,170   $25,919,311   $10,114,826   $24,055,533
                             ========    =======    =========    ==========    ==========    ==========    ==========
Ratio of earnings to fixed
  charges..................     (2.69)      1.70         2.51          2.48          2.35          2.26          2.43
                             ========    =======    =========    ==========    ==========    ==========    ==========

             UNAUDITED PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES
                     FOR THE SIX MONTHS ENDED JUNE 30, 1996

                                                                         PRO FORMA
                                                                        ADJUSTMENTS       AS ADJUSTED
                                                                       FOR ISSUANCE       FOR ISSUANCE
                                                          ACTUAL       OF 1996 NOTES    OF 1996 NOTES(3)
                                                        -----------    -------------    ----------------
Net earnings before income taxes......................  $10,183,853      $(827,623)       $  9,356,230
Provision for income taxes(2).........................    3,972,000       (314,000)          3,658,000
                                                         ----------       --------          ----------
Add fixed charges:
  Cost of borrowings..................................    9,670,942        827,623          10,498,565
  One third of rentals................................      228,738             --             228,738
                                                         ----------       --------          ----------
       Total fixed charges............................    9,899,680        827,623          10,727,303
                                                         ----------       --------          ----------
Total net earnings, provision for income taxes and
  fixed charges "earnings"............................  $24,055,533      $(314,000)       $ 23,741,533
                                                         ==========       ========          ==========
Ratio of earnings to fixed charges....................         2.43          (0.38)               2.21
                                                         ==========       ========          ==========

             UNAUDITED PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES
                      FOR THE YEAR ENDED DECEMBER 31, 1995

                                                                         PRO FORMA
                                                                        ADJUSTMENTS       AS ADJUSTED
                                                                       FOR ISSUANCE       FOR ISSUANCE
                                                          ACTUAL       OF 1996 NOTES    OF 1996 NOTES(3)
                                                        -----------    -------------    ----------------
Net earnings before income taxes......................  $10,803,642     $ (1,272,540)     $  9,531,102
Provision for income taxes(2).........................    4,103,000         (484,000)        3,619,000
                                                         ----------     ------------      ------------
Add fixed charges:
  Cost of borrowings..................................   10,754,083        1,272,540        12,026,623
  One third of rentals................................      258,586               --           258,586
                                                         ----------     ------------      ------------
       Total fixed charges............................   11,012,669        1,272,540        12,285,209
                                                         ----------     ------------      ------------
Total net earnings, provision for income taxes and
  fixed charges "earnings"............................  $25,919,311     $   (484,000)     $ 25,435,311
                                                         ==========     ============      ============
Ratio of earnings to fixed charges....................         2.35            (0.38)             2.07
                                                         ==========     ============      ============

-------------------------
(1) For purposes of calculating the historical ratio of earnings to fixed charges, earnings consist of income before income taxes and extraordinary losses, warrant accretion and fixed charges. Fixed charges consist of interest charges and one-third of rentals. Earnings were inadequate to cover fixed charges in the amount of $330,500 for 1991.

(2) The pro forma provision for income taxes reflects the application of corporate income taxes to the Company's earnings at the Company's 1995 effective tax rate of 38%.

(3) For purposes of calculating the unaudited pro forma ratio of earnings to fixed charges, the historical results of operations of the Company have been adjusted as if the Offering had been completed effective at the beginning of the fiscal period applying the estimated net proceeds thereof to repay a portion of the borrowings under the Senior Revolving Credit Facility. The pro forma ratio of earnings to fixed charges reflects the decrease in earnings which results from the interest expense from the 1996 Notes, net of income taxes, which is partially offset by the increase in earnings which results from the reduction in borrowings under the Senior Revolving Credit Facility and related interest expense, net of income taxes.